Exhibit 99.1

THE COMPANY

Overview

Business

With over 30 years of operating experience, we believe, based on our industry experience, that we are a leading operator of extreme value retail stores in the southwestern United States.  As of July 28, 2017, we operated 390 stores located in the states of California (283 stores), Texas (48 stores), Arizona (38 stores) and Nevada (21 stores).  Our stores offer everyday grocery, fresh consumable products and other household items as well as seasonal items that are primarily priced at 99.99¢ or less.  We also offer a growing assortment of items across the store priced above $1 that represent an extreme-value offering to our budget-conscious customers.  We carry a wide assortment of regularly available products as well as a broad variety of first-quality closeout merchandise.  In addition, we carry domestic and imported fresh produce, deli, dairy and frozen and refrigerated food products, which we believe are generally of greater value than what consumers can find elsewhere.  We believe that our differentiated merchandise mix, combined with outstanding value, enables us to appeal to a broad consumer demographic, increases our overall customer traffic and frequency of customer visits, as well as strengthens our customer loyalty.  We believe that our stores are significantly larger than those of other U.S. publicly reporting dollar store chains, which enables us to offer a wider assortment of merchandise and provide our customers with a better shopping experience.

As of July 28, 2017, on a trailing 52-week period, our stores open for the full year averaged net sales of $5.4 million per store and $332 per estimated saleable square foot, which we believe, based on our industry experience, is the highest among U.S. publicly reporting dollar store chains.  We opened five stores in California during fiscal 2017.  We closed six underperforming stores in fiscal 2017 upon expiration of their leases, including five in California and one in Texas.  We expect to close three stores by the end of fiscal 2018 or early fiscal 2019.  Of these three stores, one will close upon lease expiration and two will close through exercise of our early lease termination rights.  In the second half of fiscal 2018, we are currently considering opening up to three stores, all of which are expected to be opened in our existing markets.

We also sell merchandise through our Bargain Wholesale division to retailers, distributors and exporters.  The Bargain Wholesale division complements our retail operations by exposing us to a broader selection of opportunistic buys and generating additional sales with relatively small incremental operating expenses.  Bargain Wholesale represented 1.9% of our total sales in fiscal 2017 and 1.7% of our total sales in the first half of fiscal 2018.

Our Competitive Strengths

Differentiated Retail Concept

We believe our stores offer consumers an extreme value shopping experience that is unique in our industry due to:

•                  Our current average store size of approximately 16,000 saleable square feet, which we believe is significantly larger than stores of other U.S. publicly reporting dollar store chains, enabling us to carry a wide assortment of consumable, general merchandise and seasonal products in a clean, attractive and comfortable shopping environment;

•                  Our large selection of food and grocery items, which was approximately 57% of gross sales for fiscal 2017, and includes many of the fresh produce, deli, dairy and refrigerated and frozen food items which we believe generally provide greater value than consumers can find elsewhere.  We believe our extensive produce and perishable offerings drive recurring traffic from customers who rely on us for their weekly household needs and differentiate us from traditional grocery and limited-assortment grocery alternatives;

•                  Our wide assortment of closeout merchandise, which helps create an atmosphere of treasure-hunt excitement within our stores.  We believe that our wide assortment of closeout merchandise is a competitive advantage as many of our competitors lack the vendor relationships, management expertise or logistical capabilities to handle as large a percentage of sales as we do in closeout merchandise. In addition to closeout merchandise priced at 99.99 cents, the Company offers selected “extreme value” closeout merchandise at price points above a dollar.  Items above a dollar represent an increasing portion of our sales; and

•                  Our selection of seasonal merchandise, accounting for approximately 3.5% of sales, which we believe differentiates us against competitors and traditional grocery stores, and widens our customer base.  In the past year, our seasonal sell-through rates have been in excess of 80%.

We believe, based on our industry experience, that these competitive strengths enable us to have the most productive stores among U.S. publicly reporting dollar store chains when ranked by sales per store and average sales per square foot.

Attractive Industry Fundamentals

The U.S. dollar store industry is large and growing, and we believe benefits from a number of attractive industry fundamentals which will continue to support our growth, including:

•                  Historical and projected growth in dollar store revenues driven by the addition of new dollar stores and the increasing acceptance of dollar stores among consumers;

•                  Same store sales growth among U.S. publicly reporting dollar store chains, which are outperforming many other retail channels, particularly U.S. publicly reporting traditional grocery stores;

•                  Within the dollar store industry, the opportunity for larger chains, including 99 Cents, to grow faster than the overall industry, the balance of which we believe consists primarily of independent store operators; and

•                  Strong historical performance by dollar stores throughout economic cycles.

We believe that these attractive industry fundamentals, when combined with the large population size and favorable income and demographic attributes within our existing markets, represent growth opportunities for the Company.

Attractive Store Footprint

We have over 30 years of experience operating our stores.  We currently operate a large network of extreme-value retail stores in California and have meaningful presence in three other southwestern states, Texas, Nevada and Arizona.  Our stores are typically clustered in and around densely populated areas.  We believe that many of our stores are more convenient than traditional “big box” retailers that typically occupy larger buildings located in less urban areas as a result of their store size requirements.  We believe that the density of our store footprint is a competitive advantage and would be difficult to replicate.

We believe that our southwestern geographic markets have attractive attributes that support our business model.  Our markets generally have large, growing and ethnically diverse populations.  Many of the markets we serve have high proportions of low-income consumers, as well as nearby middle and upper-middle income consumers, who we believe are increasingly shopping our stores.

Strong Vendor Relationships and Sourcing Expertise Both Domestically and Globally

We believe that our sourcing expertise and our long-standing, mutually beneficial vendor relationships are competitive advantages.  Many of our vendors have been supplying products to us for over 25 years.  We are a trusted partner and a preferred buyer to our vendors, many of whom we believe contact us first when they are selling closeout inventory.  We believe we are a preferred buyer due to our ability to, among other things:

•                  Make immediate buying decisions;

•                  Acquire large volumes of inventory and take possession of goods immediately;

•                  Pay cash or accept abbreviated credit terms; and

•                  Purchase goods that have a shorter-than-normal shelf life or are off-season or near the end of a selling season.

We believe our vendor relationships are also strengthened by our ability to minimize channel conflict for the manufacturer as well as our ability to quickly sell products through well-maintained, attractively merchandised stores.

Strong Historical Financial Performance and Compelling Store Unit Economics

Our store base has historically demonstrated strong and consistent sales and profitability growth potential as well as compelling unit economics.  Our stores have posted positive same-store sales growth in nine of the past ten years with the same-store sales growth of 2.1% in fiscal 2017 and 7.9% in the first half of fiscal 2018.

Furthermore, our stores have low maintenance capital expenditures and low ongoing working capital needs as compared to traditional grocery stores.  In the past 24 months, we have significantly reduced our in-store inventory levels, and nearly all stores have been 4-wall cash flow positive.

Our Business Strategy

We are focused on three key strategies designed to profitably scale our business while continuing to meet the needs of our customers.

Enhancing the Customer Shopping Experience

We aim to achieve a sustainable increase in sales by enhancing the customer shopping experience, which we believe will both increase basket size with our current customers and attract new customers, including those that historically have not shopped at extreme value retailers.  Key elements of the strategy include:

Focus on fresh

We believe our fresh food offerings, including produce, deli and dairy products primarily priced at 99.99¢, represent a significant point of differentiation relative to our national dollar store and discount peers and are a key driver of sales growth.  Customer research studies that were recently conducted by leading market research firms show that a significant portion of our customers view us as their first or primary destination when shopping for fresh perishable items.  Despite the continuing food price deflation in fiscal 2017, we achieved meaningful growth of our fresh offerings through a combination of improved quality and in-stock levels on key SKUs.  This was due in part to our successful partnerships with third-party produce providers, as well as improved product availability, relative to fiscal 2016, at our traditional price point of 99.99¢.  We believe the overall strength in our fresh food offerings was a key driver of positive customer traffic in fiscal 2017.  We are currently testing and considering updates to our fresh food strategy, including further improvements to procurement, supply chain, in-store equipment and training to further improve quality and broaden our merchandise assortment.  We are also exploring the possibility of expanding our partnerships with third-party produce providers to broaden assortment and cover additional store locations.

Provide a fun, exciting treasure hunt experience

We believe another important component of our differentiated shopping experience is our ability to create a fun and exciting treasure hunt experience that offers a “wow” factor for our customers.  This is accomplished through two primary methods.  First, our assortment has consistently included a significant portion of closeout merchandise, with a focus on national branded consumer packaged goods and high-value merchandise priced significantly below the typical retail prices of our peers in the discount retail industry.  Independent customer research suggests that a sizable portion of our shoppers specifically visit our stores to hunt for these limited-time values, which in turn drives frequency, basket size and customer loyalty.  Second, we have accelerated initiatives to broaden our general merchandise assortment priced above $1 as well as our seasonal assortment.  Our over $1 general merchandise assortment is primarily comprised of high-value and high-recognition products for everyday household and recreational use, nearly always priced significantly below the everyday retail price of identical or comparable merchandise at peers in the discount retail industry.  Our seasonal assortment includes a broad selection of popular and high-value décor, wearables and packaging materials, as well as consumables developed specifically for each season and primarily priced at 99.99¢.  We believe the improvements in these assortments contributed towards our average ticket growth in fiscal 2017 and in the first half of fiscal 2018.  We also believe that these assortments, and the fun and exciting shopping experience that they create on a consistent basis, will, over time, allow us to further improve our customer loyalty as well as acquire new customers.

Comprehensive market refresh program

Beginning in fourth quarter of fiscal 2016, we launched a comprehensive refresh program in one of our key markets, the city of San Diego, in order to accelerate our efforts to enhance the customer shopping experience.  Key aspects of our market refresh program include:

1.              Upgrading our store facilities and improving cleanliness;

2.              Broadening our merchandise assortment, in-stock and fresh grocery offerings;

3.              Elevating our customer service; and

4.              Implementing targeted marketing campaigns to attract and retain new customers.

Since the completion of the San Diego refresh program in the second quarter of fiscal 2017, we have received positive customer feedback on the overall improvements and achieved strong sales momentum.

We believe a systematic and comprehensive refresh program conducted on a market-by-market basis, when completed expeditiously and in a cost-effective manner, can meaningfully improve the operating performance of each market and generate positive returns on the initial investment.  Accordingly, in the fourth quarter of fiscal 2017, we commenced our second refresh program in our Phoenix market and subsequently experienced an increase in traffic and sales growth.  We continue to be encouraged by the early results of our multi-media marketing campaign to drive customer awareness in the Phoenix market that incorporated many of the same successful improvements of the San Diego market as well as further development of merchandising and marketing enhancements.

Early in fiscal 2018, we began the process of applying learnings from our activities in San Diego and Phoenix to our planned third refresh market, the greater Las Vegas region, a market in which we currently have 18 stores.  Similar to San Diego and Phoenix, the Las Vegas stores are undergoing a physical clean-up, among other enhancements, including the installation of additional refrigeration equipment. Activities also include improvements to the allocation and replenishment processes, most notably for fresh produce and perishable items.  In addition, all Las Vegas store shelves will be retrofitted from six and one-half feet high to five feet.  The lower shelf height has been successful in previous refresh markets as well as other stores where implemented.  We believe the lower profile shelves enhance the customer shopping experience as well as reduce theft due to the improved visibility across the sales floor.

We intend to continue assessing the effectiveness of our market refresh programs in fiscal 2018 and evaluate additional potential target markets in a prudent and systematic fashion.

Improving Operational Efficiency and Effectiveness

We believe a number of opportunities exist to simplify and streamline our operational processes that will enable us to expand margins and improve profitability.  In particular, we are focused on:

Reducing shrink and managing scrap

We intend to reduce our current elevated levels of shrink and scrap through initiatives designed to address all potential areas of losses, including:

1.              Effectively managing inventory allocation and sell-through of perishables items and establishing cold-chain management practices to minimize excess spoilage;

2.              Maintaining supply chain integrity, such as pallet picking and shipping accuracy;

3.              Improving execution of in-store merchandise receipts and product flow to ensure quality of store inventory and mitigate losses due to poor handling;

4.              Implementing preemptive loss prevention efforts to identify and eliminate theft; and

5.              Leveraging the full benefits from the implementation of our perpetual inventory system.

In fiscal 2017, we achieved a meaningful reduction in our shrink and scrap expenses relative to fiscal 2016, and in the first half of fiscal 2018, shrink and scrap as a percentage of sales improved 0.90% compared to the first half of fiscal 2017.  We believe opportunities exist to further reduce our shrink and scrap expenses in the remaining portion of fiscal 2018.

An important element of our effort to improve shrink and scrap is the Store Inventory Module (“SIM”), which is a system we recently introduced at the Company that provides perpetual, SKU-level visibility for inventory at the store level.  We completed the fifteen month-long implementation in early fiscal 2018 and SIM has provided additional visibility into shrink and scrap.

Improving merchandise flow

We have identified and are pursuing the following three key opportunities to simplify and streamline the flow of merchandise across our entire supply chain:

1.              Apply greater discipline to buying by actively managing and optimizing on-hand levels of both re-orderable and closeout merchandise, to reduce warehouse and in-store inventories, improve merchandise sell-through and reduce shrink;

2.              Reduce our reliance on a manual ordering process by leveraging our newly implemented automated merchandise ordering and replenishment system to ensure that the right product is replenished to the right store in the right quantities at the right time; and

3.              Improve our distribution efficiencies by ensuring on-time deliveries to our warehouses and our stores, in order to minimize disruptions to the merchandise flow.

These initiatives are designed to achieve lower overall inventory levels and reduce our handling costs and warehousing space requirements, which we expect will contribute to reductions in working capital investments and improved operating margins.  We also believe improving our merchandise flow will position us to achieve higher sales through a more robust allocations process, which will result in an improved in-stock position and fewer missed sales opportunities.

In fiscal 2017 and the first half of fiscal 2018, improvements in our merchandise flow and clearance of excess inventory allowed us to meaningfully reduce our inventory levels, which in turn allowed us to rationalize multiple warehouse locations.  The inventory reduction was accomplished even as we improved our overall in-stock levels of key, high-volume SKUs and positive same-store sales growth.  Furthermore, we have made and plan to make additional investments in systems and infrastructure to support these merchandising flow improvements.

In addition, we believe opportunities exist to further improve the overall merchandise flow in our Texas market, which will be an area of emphasis in the remaining portion of fiscal 2018 and beyond.  We intend to accomplish this through a combination of improved inbound logistics to our Katy distribution center as well as refining the regional assortment through localized buying of key re-orderable and closeout merchandise.  These improvements are designed to drive customer traffic and increase margins, and, in turn, allow us to achieve profitable growth in the Texas market.

Supporting a culture of safety

We remain committed to promoting a safe and friendly operating environment and are building a culture of safety by:

1.              Engaging and empowering employees daily to develop a safe operating environment, through recurring huddles, hands-on training and constant communication to reinforce our safety message and instill accountability;

2.              Expanding our comprehensive reporting and analytics to support problem identification and provide real time visibility;

3.              Investing in on-site treatment programs for better workplace care in the event of injuries; and

4.              Consistently evaluating and adopting best practices in safety culture and safety initiatives through a joint corporate safety steering committee, which oversees the implementation of safety improvement measures.

We believe we have made progress in building a culture of safety.  Workers’ compensation claims in the first fiscal half were down 17% compared to the first fiscal quarter of 2017, on top of the over 20% year-over-year reduction in total claims achieved in fiscal 2017.  The reduction in claims is one of the key drivers of the reduction of our outstanding workers’ compensation liability reserve at the end of fiscal 2017 and the first half of fiscal 2018.

Optimizing footprint

We conduct regular evaluations of our real estate portfolio in the ordinary course of business.  In fiscal 2017, as a part of the evaluation process, we closed six stores, including one in Texas and five in California.  In addition, we expect to close three stores by the end of fiscal 2018 or early fiscal 2019.  Of these three stores, one will close upon lease expiration and two will close through exercise of our early lease termination rights.  The relocation and closures occurred at stores with expiring leases, and did not result in any material termination charges.  We may opportunistically close or relocate additional stores in the future to improve overall profitability.

We opened five new stores during fiscal 2017 and we are currently considering opening up to three new stores in the second half of fiscal 2018.  We plan to continue to pursue a disciplined store growth plan in our existing markets over the near term, and will accelerate our store growth in a manageable fashion over the longer term with continued improvement of cash flow and capital availability.  We believe that this will strengthen our competitive advantage in our key geographic regions and enable us to take advantage of economies of scale in distribution, store logistics and marketing.

RECENT DEVELOPMENTS

Preliminary Financial Information for Third Quarter Ended October 27, 2017

We are currently in the process of finalizing our unaudited consolidated financial results as of and for the third quarter of fiscal 2018 ended October 27, 2017.  Below are certain preliminary estimates as of and for the three months ended October 27, 2017, which are based on the most current information available to management as of the date of this Offering Memorandum.

Net sales for the third quarter of fiscal 2018 ended October 27, 2017, are expected to be in the range of $550 million to $555 million.  Same store sales are expected to increase in the range of 11.0% to 11.5% compared to the third quarter of fiscal 2017.

The estimates above are preliminary and may change.  We have provided a range for certain preliminary results described above primarily because our financial closing procedures for the quarter ended October 27, 2017 are not yet complete.  Our final results for this period may differ from these estimates, including as a result of quarter-end closing procedures or review adjustments and any such changes could be material.  In addition, these preliminary results of operations for the quarter ended October 27, 2017 are not necessarily indicative of the results to be achieved for any future period. Ernst & Young LLP, independent auditors, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Liquidity Management

We actively manage our liquidity, which is subject to daily fluctuations and at any given time can fall well below management’s expectations.  In addition, due to the industry in which we operate, our liquidity is often constrained on a seasonal basis.  After giving effect to the transactions and the payment of related fees and expenses, our liquidity may be further constrained during the period prior to anticipated December sales. We expect that during this period the liquidity provided by the ABL Facility, along with cash provided from operations, will be sufficient to fund the fees and expenses associated with the exchange offer and Credit Facilities Amendments and the cash required to operate our business.  However, our expectations regarding our liquidity position following the exchange offer are based on certain assumptions which may prove to be incorrect. See “Risk Factors — Risks Related to Liquidity and Covenants under the New Secured Notes Indenture.”

Risks Related to Liquidity and the Covenants under the New Secured Notes Indenture

Our liquidity may be constrained in the period immediately following the exchange offer and from time to time thereafter.

As of July 28, 2017, our liquidity was comprised of $2.5 million in cash and $37.1 million of availability under the ABL Facility (subject to the borrowing base).  We actively manage our liquidity, which is subject to daily fluctuations and at any given time and from time to time can fall below $37.1 million.  We currently expect that our liquidity will be sufficient to fund operations, including the costs associated with the Credit Facilities Amendments and exchange offer, in the period immediately following completion of the exchange offer; however, our liquidity in this period is typically constrained due to the seasonality of our business.  As a result, during certain periods of the year the ABL Facility is our primary source of liquidity.  Moreover, our expectations regarding our liquidity position following the exchange offer are based on certain assumptions regarding, among other considerations:

•                  the size of the borrowing base under the ABL Facility;

•                  the amount and timing of cash receipts and expenditures; and

•                  the terms of our agreements with vendors and ongoing operational performance.

To the extent there is a reduction in the borrowing base or an adverse change in the terms of any of the agreements with our trade creditors or any of our other assumptions prove incorrect, our liquidity could be significantly lower than our expectations.

We have historically and currently present our liquidity position before giving effect to the “cash dominion” threshold in our ABL Facility.  Our ABL Facility contains restrictive “cash dominion” provisions that are imposed if “excess availability” falls below the greater of (x) 15% of the maximum credit under the ABL Facility and (y) $25.0 million for five (5) consecutive Business Days. Operating under “cash dominion” would increase our reporting requirements, restrict our access to borrowings under the ABL Facility, increase operational complexities for the Company and permit the administrative agent to invoke control rights over certain of our accounts. Further, under the ABL Facility, we could be required to maintain a fixed charge coverage ratio of 1.00 to 1.00 if “excess availability” falls below the greater of (i) 12.5% of the maximum credit under the ABL Facility and (y) $20.0 million.  As of July 28, 2017, our fixed charge coverage ratio was less than 1.00 to 1.00.  In sum, a decrease in excess availability due to changes in any of the factors described above, could cause our excess availability to fall below the “cash dominion” and other adverse triggering thresholds, which would subject us to additional requirements and restrict access to borrowings under the ABL Facility, which could, in turn, materially and adversely affect our liquidity and financial condition and our ability to operate our business and execute our strategic plan.

SOURCES AND USES

We will not receive any cash proceeds in the exchange offer.  The Existing Notes exchanged by holders in the exchange offer will be retired and cancelled and will not be reissued.

The following table summarizes the estimated sources and uses in connection with the exchange offer and related transactions, assuming all outstanding Existing Notes are exchanged in the exchange offer prior to the Early Tender Date, and that the exchange offer is consummated on December 14, 2017.  Actual amounts set forth in the table and accompanying footnotes will vary from estimated amounts depending on several factors, including differences between actual participation rates, tender timing and elections in the exchange offer as compared to our assumptions, our estimates of the fees and expenses as compared to actual fees and expenses, and the actual closing date of the exchange offer.

Amount
(In millions)
Sources:
New Secured Notes issued in the exchange offer	$250.0
ABL Facility	28.4
Total Sources	$278.4

Uses:
Accepted tenders of Existing Notes	$250.0
Accrued and unpaid interest	13.6
Fees and expenses (1)	14.8
Total Uses	$278.4

(1)         Estimated transaction costs consist of fees and expenses relating to the exchange offer and the Credit Facilities Amendments.  These payments, in addition to our typical seasonal working capital limitations, require us to draw on the ABL Facility from time to time, which may put constraints on our liquidity. See “Risk Factors — Risks Related to Liquidity and the Covenants under the New Secured Notes Indenture.”

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of the Company as of July 28, 2017:

•                  on a historical basis; and

•                  on an as adjusted basis to give effect to (i) the incurrence of $25.0 million of indebtedness on September 6, 2017 under the FILO Facility described under “Description of Our Last-Out ABL Facility” and the application of the net proceeds therefrom to pay down our ABL Facility, (ii) scheduled amortization payments made on the Existing First Lien Term Loan Facility since July 28, 2017, (iii) the consummation of the Credit Facilities Amendments (assuming conversion of approximately $399.2 million of the First Lien Term Loan Facility not held by the Sponsor Affiliates into the New First Lien Term Loan Facility plus the conversion of an additional approximately $34.7 million of First Lien Term Loan Facility expected to occur following consummation of the Credit Facilities Amendments) and (iv) the consummation of the exchange offer, assuming all outstanding Existing Notes are properly tendered and accepted prior to the Early Tender Date, and the sources and uses described under “Sources and Uses.”

This table should be read in conjunction with the consolidated financial statements and the related notes thereto and the other financial information included and incorporated by reference in this Offering Memorandum.

(in thousands)	Historical	As Adjusted
	(unaudited)
Cash and cash equivalents	$2,485	$2,485
Debt:
Existing First Lien Term Loan Facility	$590,325	$25,733
New First Lien Term Loan Facility	—	433,990
New Second Lien Term Loan Facility	—	129,536
Existing Notes	250,000	—
New Secured Notes	—	250,000	(1)
ABL Facility	51,300	55,622	(2)
FILO Facility	—	25,000
Total debt, including current portion	891,625	919,881
Total members’ equity	101,896	101,896
Total capitalization	$993,521	$1,021,777

(1)         Includes both All PIK Notes and Cash/PIK Notes.  The amounts of All PIK Notes and Cash/PIK Notes outstanding after consummation of the exchange offer will be based on the elections made by holders of Existing Notes that participate in the exchange offer.  The Sponsor Affiliates have indicated that they will elect to receive All PIK Notes in exchange for all of their Existing Notes in the exchange offer.  As a result, we expect that at least $102 million of All PIK Notes, and no more than $148 million of Cash/PIK Notes, will be issued in the Exchange Offer.

(2)         Reflects (i) the repayment from the net proceeds of the FILO Facility, (ii) the payment of fees and expenses associated with the Credit Facilities Amendments and exchange offer as described under “Sources and Uses” and (iii) the payment of accrued and unpaid interest on Exchanged Notes as described under “Sources and Uses.” Management manages liquidity on an ongoing basis and from time to time draws on the ABL Facility to pay expenses and operate the business.  There can be no assurance that there will be sufficient availability under the ABL Facility.  See “Risk Factors — Risks Related to Liquidity and the Covenants under the New Secured Notes Indenture.”